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                                                                     EXHIBIT 5.1
                      [FARELLA BRAUN & MARTEL LETTERHEAD]



                                February 1, 1996



BRE Properties, Inc.
One Montgomery Street
Suite 2500, Telesis Tower
San Francisco, CA 94104


        Re: Real Estate Investment Trust of California

Ladies and Gentlemen:


    We have acted as counsel for BRE Properties, Inc., a Delaware corporation ("Parent"), and BRE Maryland, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (the "Maryland Subsidiary"), in connection with the Agreement and Plan of Merger, dated as of October 11, 1995, among Parent (for itself and on behalf of the Maryland Subsidiary), Real Estate Investment Trust of California, a California real estate investment trust ("RCT"), and Real Estate Investment Trust of Maryland, a Maryland business trust and a wholly-owned subsidiary of RCT (the "RCT Subsidiary"), as amended by the First Amendment to Agreement and Plan of Merger dated as of December 21, 1995, and the Second Amendment to Agreement and Plan of Merger dated as of January 29, 1996 (the "Merger Agreement") pursuant to which (i) RCT will be merged with and into the RCT Subsidiary, (ii) the RCT Subsidiary will be merged with and into Parent (the "Parent Merger"), and (iii) Parent will be merged with and into the Maryland Subsidiary (the "Reincorporation Merger"). Unless otherwise defined herein, all capitalized words and phrases defined in the Merger Agreement shall have the same meanings when used herein.


    In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

        (a) Certified copies of the Amended and Restated Certificate of Incorporation and the Bylaws of Parent as amended and restated to date and the Articles of Incorporation and the Bylaws of the Maryland Subsidiary (the "Charter Documents");

        (b) Resolutions adopted by the Board of Directors of Parent at meetings held on October 2, 1995, and January 29, 1996, and resolutions adopted by the Board of Directors of the Maryland Subsidiary by unanimous written consent dated as of January 29, 1996, authorizing, among other things, the transactions contemplated by the Merger Agreement;


        (c) Parent's registration statement on Form S-4 (File No. 33-65365) with respect to the shares of Parent Common Stock to be issued in the Parent Merger and the shares of the Surviving Corporation Common Stock to be issued in the Reincorporation Merger, filed with the Commission on December 22, 1995, as amended by Pre-Effective Amendment No. 1 filed with the SEC on January 5, 1996, and Pre-Effective Amendment No. 2 filed with the SEC on February 1, 1996, and all exhibits and appendices to the Registration Statement, and the Prospectus constituting a part thereof (such registration statement as so amended at the time it is declared effective by the Commission, and including the documents incorporated by reference therein and the information deemed to be a part thereof pursuant to Rule 430A(b) of the Rules and Regulations, being hereinafter referred to as the "Registration Statement"); and


        (d) Specimen certificates for the Surviving Corporation Common Stock.

    We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Parent and the Maryland Subsidiary, such agreements, certificates of public officials,
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BRE Properties, Inc.
February 1, 1996
Page 2

certificates of officers or representatives of Parent, the Maryland Subsidiary and others, and such other documents, certificates and records, and have conducted such further investigation of matters of fact and law, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Parent, the Maryland Subsidiary and others.

    In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than Parent or the Maryland Subsidiary, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. We also have assumed that the transactions related to the Parent Merger and the Reincorporation Merger will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement and Prospectus.


    Subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that (i) the shares of Parent Common Stock to be issued pursuant to Parent Merger have been duly and validly authorized and, when issued and delivered in exchange for the shares of beneficial interest of RCT issued and outstanding immediately prior to the Parent Merger pursuant to the Merger Agreement, will, upon the effectiveness of the Parent Merger, be validly issued, fully paid and non-assessable; and (ii) the shares of Surviving Corporation Common Stock to be issued pursuant to the Reincorporation Merger have been duly and validly authorized and, when issued and delivered in exchange for the shares of the Parent Common Stock issued and outstanding immediately prior to the Reincorporation Merger pursuant to the Merger Agreement, will, upon the effectiveness of the Reincorporation Merger, be validly issued, fully paid and non-assessable.


    We express no opinion herein concerning any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware and the General Corporation Law of the State of Maryland.


    We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof. This opinion is furnished to you solely for your benefit in connection with the Merger and may not be quoted in full or in part or otherwise referred to, filed with, furnished to, or relied upon by any other person or entity, or by you for any other purpose, with or without reference to our firm, without the prior written consent of this firm.


    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                          Very truly yours,


                                          /S/  FARELLA BRAUN & MARTEL


                                          FARELLA BRAUN & MARTEL

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